Exhibit 99.1

LINN ENERGY ANNOUNCES STRONG RESULTS IN THIRD QUARTER 2008

Houston, Texas, November 6, 2008 – Linn Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three and nine months ended September 30, 2008 and its outlook for the remainder of the year.  The Company highlights the following:

•	Record average production of 227.4 million cubic feet of natural gas equivalent per day (MMcfe/d) compared to mid-point guidance of 220.0 MMcfe/d;

•	Adjusted EBITDA of $130.4 million compared to mid-point guidance of $131.5 million;

•	Distribution coverage ratio of 1.14x compared to mid-point guidance of 1.15x;

•	100% of current production levels hedged for 2009, 2010 and 2011;

•
Announced the sale of non-core assets for a contract price of over $1 billion, of which two transactions totaling $785 million have closed and one transaction in the amount of $229 million is slated to close during the fourth quarter; and

•	A strong balance sheet with pro forma liquidity of approximately $600 million.

“Linn Energy posted strong operational and financial results during the third quarter 2008,” said Michael C. Linn, Chairman and Chief Executive Officer.  “With our recent strategic moves to sell non-core assets, we have strengthened our balance sheet and coupled with our long-dated hedge positions, we are well positioned to weather the current market conditions.  Given our comprehensive hedge positions for the next several years, we believe we will have a strong distribution coverage ratio for 2009 and 2010.  Additionally, in 2009, we anticipate spending within our cash flow, which we believe will preserve our balance sheet and strong liquidity position built in 2008.”

Third Quarter 2008 Results

During the third quarter 2008, Linn Energy generated adjusted EBITDA (a non-GAAP financial measure) of $130.4 million and for the first nine months of 2008 adjusted EBITDA was $419.9 million.  The Company’s distribution coverage ratio was 1.14x for the third quarter 2008 and for the first nine months of 2008 averaged 1.32x.  Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to net income is provided in this release (see Schedule 1).  The most significant reconciling items between net income and adjusted EBITDA are interest expense and non-cash items including the change in fair value of derivatives and depreciation, depletion and amortization.

Average production was 227.4 MMcfe/d for the third quarter 2008, compared to 223.6 MMcfe/d for the second quarter 2008.  The increase in production volumes was primarily attributable to drilling and workover activities.  Hedged realized prices per barrel (Bbl) for oil and NGL production were $85.30 and $65.56, respectively, for the third quarter 2008, compared to $81.10 and $70.55 per Bbl for the second quarter 2008.  Hedged realized prices for natural gas were $8.05 per thousand cubic feet (Mcf) for the third quarter 2008, compared to $9.92 per Mcf for the second quarter 2008.

Oil, natural gas and NGL revenues were $240.6 million for the third quarter 2008, compared to $255.6 million for the second quarter 2008.  The decrease in oil, natural gas and NGL revenues was primarily attributable to lower realized commodity prices.

For the third quarter 2008, operating expenses increased by $10.4 million to $57.0 million, compared to $46.6 million for the second quarter 2008.  The increase in expenses was primarily due to higher production volumes, increased workover activity and higher transportation and service costs.

The Company utilizes commodity hedging to capture cash flow margin and reduce cash flow volatility.  Due to the significant decrease in commodity prices during the third quarter, the Company reported a gain on derivatives from oil and gas hedges of approximately $845.8 million for the quarter, including $887.2 million of non-cash change in fair value of hedge positions.  Non-cash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay its cash distributions.

For the third quarter 2008, the Company reported net income from continuing operations of $921.9 million, or $8.06 per unit, which includes a non-cash gain of $887.2 million, or $7.76 per unit, from the change in fair value of commodity hedges covering future production, a non-cash loss of $3.9 million, or $0.03 per unit, on interest rate hedges and a realized loss of $13.2 million, or $0.12 per unit, from hedge cancellations.  Excluding these items, adjusted net income from continuing operations for the third quarter 2008 would have been $51.7 million, or $0.45 per unit.

For the first nine months of 2008, the Company reported a net loss from continuing operations of $62.4 million, or $0.55 per unit, which includes a non-cash loss of $150.1 million, or $1.32 per unit, from the change in fair value of commodity hedges covering future production, a non-cash loss of $6.0 million, or $0.05 per unit, on interest rate hedges and a realized loss of $81.4 million, or $0.71 per unit, from hedge cancellations.  Excluding these items, adjusted net income from continuing operations for the first nine months 2008 would have been $175.1 million, or $1.53 per unit.

Adjusted net income from continuing operations is a non-GAAP financial measure and a reconciliation of adjusted net income from continuing operations to net income from continuing operations is provided in this release (see Schedule 2).  Adjusted net income is presented because the excluded items affect the comparability of operating results from period to period.

Operational Update

During the third quarter 2008, the Company operated a total of 9 drilling rigs and participated in a total of 63 wells (45 operated) and for the first nine months participated in a total of 209 wells (166 operated).  In the Texas Panhandle Granite Wash area, the Company operated four rigs and completed 13 wells during the quarter.  For the first nine months of 2008, the Company has completed 34 operated wells with initial production rates that averaged 2.4 MMcfe/d, which is slightly above the expectations for this area.  Net production from the Granite Wash area has grown by 13% from 36 MMcfe/d in December 2007 to 41 MMcfe/d in September 2008.  In the Stiles Ranch area, three of the six completed wells during the third quarter exhibited initial production rates in excess of rates expected for typical wells in that area.  The Miller Spinney 39-5, Dobson Ranch 40-3 and Rizley 22-5 had production rates of 5.3 MMcfe/d, 4.3 MMcfe/d and 4.1 MMcfe/d, respectively.  The Company anticipates drilling 13 operated wells in the Texas Panhandle Granite Wash area during the fourth quarter 2008.  Drilling continues to progress in the Twin Channels joint venture area, where six rigs are currently active.  The Company has elected to participate in 31 of the 45 wells proposed to date.  Average initial production has been approximately 2.3 MMcfe/d for the first 21 completed wells in which the Company has participated.

In the shallow Texas Panhandle Brown Dolomite formation, the Company operated two rigs and drilled 17 wells during the quarter, and for the first nine months of 2008, 104 wells were completed.  In addition to drilling activities in the third quarter, the Company operated 10 workover and service rigs in this area completing workovers and optimization projects.  These projects are focused on production maintenance, as well as cost efficient production increases.  Net production from the Brown Dolomite formation increased 11% year-to-date, averaging 39 MMcfe/d for the third quarter of 2008, up from 35 MMcfe/d at year-end.  The Company plans to drill approximately nine additional wells in this area during the fourth quarter 2008.

In the Naval Reserve and Osage Hominy Units in Osage County Oklahoma, the Company began its development of the Chat formation by drilling four wells in the third quarter 2008.  The Company has two rigs currently active and expects to drill eight additional wells by year-end.  In addition to drilling activities during the third quarter, the Company operated 11 workover and service rigs in this area.  Recompletions, workovers and reactivation projects have resulted in production increases of approximately 200 barrels of oil per day.

Asset Sale Update

The Company to date has announced the sale of non-core assets for a combined contract price of over $1 billion in three separate transactions.  On October 9, 2008, the Company entered into an agreement to sell its deep rights in certain central Oklahoma acreage, including the Woodford Shale interval, for a contract price of $229.1 million, subject to closing adjustments.  The Company plans to use the net proceeds from the sale to reduce indebtedness.  The closing of this sale is expected to occur during the fourth quarter 2008.

During the third quarter, the Company completed the sale of its interests in oil and gas properties located in the Verden area of Oklahoma for a contract price of $185.0 million and its interests in oil and gas properties located in the Appalachian Basin for a contract price of $600.0 million.  The Company used net proceeds from both sales to reduce indebtedness.

Hedge Information

At current production levels, the Company is 100% hedged for 2009, 2010 and 2011.  For 2009, the Company’s natural gas production is hedged at a weighted average price of $8.32 per Mcf and oil and NGL production at $102.21 per barrel.  For 2010, the Company’s natural gas production is hedged at a weighted average price of $8.05 per Mcf and oil and NGL production at $99.68 per barrel.  The Company’s natural gas production is hedged for the next four years and oil and NGL production is hedged for the next six years.  These hedge positions help ensure cash flow and are detailed in Schedule 9 in this press release.

Cash Distributions

On October 20, 2008, the Company’s Board of Directors declared a quarterly cash distribution of $0.63 per unit, or $2.52 per unit on an annualized basis, with respect to the third quarter 2008.  The distribution will be paid on November 14, 2008 to unitholders of record as of the close of business on November 7, 2008.

Unit Repurchase Program

On October 9, 2008, the Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding units.  The Company may purchase units from time to time on the open market or in negotiated purchases.  The timing and amounts of any such repurchases will be at the discretion of management, subject to market conditions and other factors, and will be in accordance with applicable securities laws and other legal requirements.  The repurchase plan does not obligate the Company to acquire any specific number of units and may be discontinued at any time.  To date, the Company has not repurchased any units.

Use of Non-GAAP Measures

Adjusted EBITDA from continuing operations and adjusted net income from continuing operations are non-GAAP financial measures that are reconciled to their most comparable GAAP financial measures in Schedules 1 and 2 in this press release.

Conference Call

As previously announced, management will host a teleconference call on November 6, 2008 at 10:00 AM Central/11:00 AM Eastern to discuss the Company’s third quarter 2008 results and its outlook for the remainder of the year.  Prepared remarks by senior management will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (866) 543-6407 (Passcode: 47375465) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 45504180) for a seven-day period following the call.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:       Kolja Rockov
Executive Vice President and CFO
281-840-4169

Clay Jeansonne
Vice President – Investor Relations
281-840-4193

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

The financial summary follows; all amounts within are unaudited.

Schedule 1
Linn Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measure of adjusted EBITDA.  The accompanying schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Write-off of deferred financing fees and other;
•	(Gain) loss on sale of assets;
•	Accretion of asset retirement obligation;
•	Unrealized (gain) loss on commodity derivatives;
•	Unrealized (gain) loss on interest rate derivatives;
•	Realized loss on canceled derivatives;
•	Unit-based compensation and warrant expenses;
•	Data license expenses; and
•	Income tax (benefit) provision.

Adjusted EBITDA is a significant non-GAAP performance metric used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to pay unitholders.  Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates.  Adjusted EBITDA is also a quantitative metric used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
Linn Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of consolidated income (loss) from continuing operations to adjusted EBITDA:

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(in thousands)

Income (loss) from continuing operations	$921,943	$(725,381)	$(71,831)	$(62,397)	$(157,316)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date (1)	(4,359)	346	46,957	4,308	51,650
Interest expense, cash	17,514	24,054	8,931	64,922	17,347
Interest expense, noncash	5,060	(722)	1,908	6,277	2,082
Depreciation, depletion and amortization	51,727	50,402	16,825	146,210	29,295
Write-off of deferred financing fees and other	3,351	3,377	2,235	6,728	2,784
(Gain) loss on sale of assets	4	(4)	969	―	84
Accretion of asset retirement obligation	502	484	178	1,388	384
Unrealized (gain) loss on commodity derivatives	(887,249)	773,397	79,681	150,133	174,082
Reclassification of derivative settlements (2)	―	―	(3,485)	―	(5,845)
Unrealized (gain) loss on interest rate derivatives	3,877	(35,825)	3,798	6,004	3,683
Realized loss on canceled derivatives (3)	13,161	68,197	―	81,358	―
Unit-based compensation and warrant expenses	3,913	3,874	3,059	11,398	10,562
Data license expenses	―	47	―	2,475	―
Income tax (benefit) provision (4)	1,002	(164)	977	1,047	5,007
Adjusted EBITDA from continuing operations	$130,446	$162,082	$90,202	$419,851	$133,799

Adjusted EBITDA from discontinued operations	$(1,243)	$863	$7,476	$13,338	$31,727

(1)	Includes net operating cash flow from acquisitions and divestitures through the date of this report.

(2)
During the second quarter 2008, the Company revised its classification of realized and unrealized gains (losses) on gas derivative contracts in order to match realized gains (losses) with the related production.  All prior periods amounts have been reclassified to conform to current period presentation.  This reclassification had no effect on the Company’s reported net income.

(3)
During the three months ended September 30, 2008 and June 30, 2008, and the nine months ended September 30, 2008, the Company canceled (before the contract settlement date) derivative contracts on estimated future gas production primarily associated with properties in the Verden area and Appalachian Basin, resulting in realized losses of $13.2 million, $68.2 million and $81.4 million, respectively.

(4)
Tax expense for the three and nine months ended September 30, 2008 primarily represents Texas margin tax expense.  Tax expense for the three and nine months ended September 30, 2007 relates primarily to 2006 expense recovery.  The Company’s taxable subsidiaries generated net operating losses for the year ended December 31, 2006, which were subsequently recovered through an intercompany service charge, resulting in tax expense for the three and nine months ended September 30, 2007.

Schedule 2
Linn Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income from Continuing Operations

Adjusted net income from continuing operations is a non-GAAP performance measure used by Company management to evaluate its operational performance from oil and gas properties, prior to derivative gains and losses.  The following presents a reconciliation of consolidated income (loss) from continuing operations to adjusted net income from continuing operations:

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(in thousands, except per unit amounts)

Income (loss) from continuing operations	$921,943	$(725,381)	$(71,831)	$(62,397)	$(157,316)
Plus:
Unrealized (gain) loss on commodity derivatives	(887,249)	773,397	79,681	150,133	174,082
Reclassification of derivative settlements	―	―	(3,485)	―	(5,845)
Unrealized (gain) loss on interest rate derivatives	3,877	(35,825)	3,798	6,004	3,683
Realized loss on canceled derivatives	13,161	68,197	―	81,358	―
Adjusted net income from continuing operations	$51,732	$80,388	$8,163	$175,098	$14,604

Income (loss) from continuing operations per unit – basic	$8.06	$(6.35)	$(0.89)	$(0.55)	$(2.54)
Plus, per unit:
Unrealized (gain) loss on commodity derivatives	(7.76)	6.76	0.98	1.32	2.81
Reclassification of derivative settlements	―	―	(0.04)	―	(0.09)
Unrealized (gain) loss on interest rate derivatives	0.03	(0.31)	0.05	0.05	0.06
Realized loss on canceled derivatives	0.12	0.60	―	0.71	―
Adjusted net income from continuing operations per unit – basic	$0.45	$0.70	$0.10	$1.53	$0.24

Schedule 3
Linn Energy, LLC
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(in thousands, except per unit amounts)
Revenues and other:
Oil, gas and natural gas liquid sales	$240,634	$255,586	$61,318	$672,092	$117,380
Gain (loss) on oil and gas derivatives	845,818	(870,804)	(65,440)	(293,780)	(143,588)
Natural gas marketing revenues	4,647	3,593	2,995	11,056	7,656
Other revenues	561	642	924	1,682	2,056
	1,091,660	(610,983)	(203)	391,050	(16,496)
Expenses:
Operating expenses	56,970	46,641	22,306	139,732	39,915
Natural gas marketing expenses	4,061	3,260	2,451	9,738	6,426
General and administrative expenses	18,695	18,171	12,657	56,093	34,850
Data license expenses	―	47	―	2,475	―
Bad debt expenses	1,436	―	―	1,436	―
Depreciation, depletion and amortization	51,727	50,402	16,825	146,210	29,295
	132,889	118,521	54,239	355,684	110,486
Other income and (expenses):
Interest expense, net of amounts capitalized	(22,574)	(23,332)	(10,839)	(71,199)	(19,429)
Gain (loss) on interest rate swaps	(9,694)	31,604	(3,151)	(17,483)	(2,954)
Other, net	(3,558)	(4,313)	(2,422)	(8,034)	(2,944)
	(35,826)	3,959	(16,412)	(96,716)	(25,327)
Income (loss) from continuing operations before income taxes	922,945	(725,545)	(70,854)	(61,350)	(152,309)
Income tax benefit (provision)	(1,002)	164	(977)	(1,047)	(5,007)
Income (loss) from continuing operations	921,943	(725,381)	(71,831)	(62,397)	(157,316)

Discontinued operations:
Gain (loss) on sale of assets, net of taxes	162,442	(1,028)	―	161,120	―
Income (loss) from discontinued operations, net of taxes	(1,774)	14,267	(4,391)	12,387	(3,879)
Net income (loss) from discontinued operations	160,668	13,239	(4,391)	173,507	(3,879)

Net income (loss)	$1,082,611	$(712,142)	$(76,222)	$111,110	$(161,195)

Net income (loss) per unit – continuing operations:
Units – basic	$8.06	$(6.35)	$(0.89)	$(0.55)	$(2.54)
Units – diluted	$8.05	$(6.35)	$(0.89)	$(0.55)	$(2.54)
Net income (loss) per unit – discontinued operations:
Units – basic	$1.41	$0.12	$(0.05)	$1.52	$(0.06)
Units – diluted	$1.41	$0.12	$(0.05)	$1.52	$(0.06)
Net income (loss) per unit:
Units – basic	$9.47	$(6.23)	$(0.94)	$0.97	$(2.60)
Units – diluted	$9.46	$(6.23)	$(0.94)	$0.97	$(2.60)
Weighted average units outstanding:
Units – basic	114,321	114,252	69,207	114,111	58,072
Units – diluted	114,476	114,252	69,207	114,111	58,072
Class D – basic	―	―	11,792	―	3,974
Class D – diluted	―	―	11,792	―	3,974

Distributions declared per unit	$0.63	$0.63	$0.57	$1.89	$1.61

Schedule 4
Linn Energy, LLC
Operating Statistics – Continuing Operations

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Average daily production – continuing operations:
Gas (MMcf/d)	126.6	130.6	51.0	126.1	27.1
Oil (MBbls/d)	9.5	9.3	3.6	8.9	2.9
NGL (MBbls/d)	7.3	6.2	3.0	6.0	2.2
Total (MMcfe/d)	227.4	223.6	90.6	215.5	57.7

Average daily production – discontinued operations:
Total (MMcfe/d)	1.0	24.0	23.4	16.5	23.4

Weighted average prices (hedged): (1)
Gas (Mcf)	$8.05	$9.92	$7.37	$8.75	$8.02
Oil (Bbl)	$85.30	$81.10	$70.70	$80.85	$64.72
NGL (Bbl)	$65.56	$70.55	$50.75	$67.34	$52.42

Weighted average prices (unhedged): (2)
Gas (Mcf)	$8.63	$9.96	$5.10	$8.78	$5.55
Oil (Bbl)	$109.96	$114.99	$70.36	$106.06	$58.23
NGL (Bbl)	$65.56	$70.55	$50.75	$67.34	$50.38

Representative NYMEX oil and gas prices:
Gas (MMBtu)	$10.25	$10.94	$6.16	$9.74	$6.83
Oil (Bbl)	$117.98	$123.98	$75.38	$113.29	$66.23

Costs per Mcfe of production:
Operating expenses:
Lease operating and other	$1.90	$1.44	$2.03	$1.56	$1.92
Production and ad valorem taxes	$0.82	$0.85	$0.65	$0.80	$0.62
General and administrative expenses (3)	$0.89	$0.89	$1.52	$0.95	$2.21
Depreciation, depletion and amortization	$2.47	$2.48	$2.02	$2.48	$1.86

(1)
Includes the effect of realized gains (losses) of $(28.2) million, $(29.2) million and $10.8 million on derivatives for the three months ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.  Includes the effect of realized gains (losses) of $(62.2) million and $24.6 million on derivatives for the nine months ended September 30, 2008 and 2007, respectively.  The realized gains (losses) noted above exclude losses on canceled derivative contracts.  During the three months ended September 30, 2008 and June 30, 2008, and the nine months ended September 30, 2008, the Company canceled (before the contract settlement date) derivative contracts on estimated future gas production primarily associated with properties in the Appalachian Basin and Verden areas resulting in realized losses of $13.2 million, $68.2 million and $81.4 million, respectively.

(2)	Does not include the effect of realized gains (losses) on derivatives.

(3)
General and administrative expenses for the three months ended September 30, 2008, June 30, 2008 and September 30, 2007 includes approximately $3.9 million, $3.8 million and $3.1 million, respectively, of non-cash unit-based compensation and unit warrant expenses.  Excluding these amounts, general and administrative expenses for the three months ended September 30, 2008, June 30, 2008 and September 30, 2007 were $0.71 per Mcfe, $0.70 per Mcfe and $1.15 per Mcfe, respectively.  General and administrative expenses for the nine months ended September 30, 2008 and 2007 includes approximately $11.3 million and $10.6 million, respectively, of non-cash unit-based compensation and unit warrant expenses.  Excluding these amounts, general and administrative expenses for the nine months ended September 30, 2008 and 2007 were $0.76 per Mcfe and $1.54 per Mcfe, respectively.  This is a non-GAAP measure used by management to analyze the Company’s performance.

Schedule 5
Linn Energy, LLC
Selected Balance Sheet Data

	September 30, 2008	December 31, 2007
	(in thousands)
Assets
Total current assets	$386,032	$183,159
Oil and gas properties and related equipment, net	3,616,893	3,491,476
Other property and equipment, net	18,410	32,024
Other assets	16,146	101,044
Noncurrent assets held for sale	58,432	—
Total assets	$4,095,913	$3,807,703

Liabilities and Unitholders’ Capital
Total current liabilities	$218,126	$242,727
Credit facility	1,521,393	1,443,000
Senior notes, net	250,086	—
Other noncurrent liabilities	152,010	95,335
Total liabilities	2,141,615	1,781,062
Unitholders’ capital	1,954,298	2,026,641
Total liabilities and unitholders’ capital	$4,095,913	$3,807,703

Schedule 6
Linn Energy, LLC
Selected Cash Flow Data

	Nine Months Ended September 30,
	2008	2007
	(in thousands)

Net cash provided by (used in) operating activities (1) (2)	$42,788	$(187,968)
Net cash used in investing activities	(84,105)	(2,636,304)
Net cash provided by financing activities	87,145	2,851,265
Net increase in cash	45,828	26,993

Cash and cash equivalents:
Beginning	1,441	6,595
Ending	$47,269	$33,588

(1)
The nine months ended September 30, 2008 and 2007 includes premiums paid for derivatives of approximately $129.5 million and $257.1 million, respectively.  Premiums paid during the nine months ended September 30, 2008 include $67.6 million for contracts to replace those with Lehman Commodity Services.

(2)
During the nine months ended September 30, 2008, the Company cancelled (before the contract settlement date) derivative contracts on estimated future gas production resulting in realized losses of $81.4 million.  The future gas production under the canceled contracts primarily related to properties in the Appalachian Basin and Verden areas.

Schedule 7
Linn Energy, LLC
Guidance Table (Continuing Operations)

Q4 2008E	FY 2008E (1)
Net Production and Other Revenues:
Gas (MMcf/d)	130	-	136	127	-	129
Oil (Bbls/d)	9,030	-	9,440	8,905	-	9,030
NGL (Bbls/d)	5,620	-	5,880	5,860	-	5,940
Total (MMcfe/d)	218	-	228	216	-	219

Other revenues, net (in thousands) (2)	$750	-	$1,000	$3,000	-	$4,000

Costs (in thousands):
LOE and other (3)	$34,000	-	$38,000	$126,000	-	$130,000
Production and ad valorem taxes	10,500	-	12,500	56,500	-	60,500
Total operating expenses	$44,500	-	$50,500	$182,500	-	$190,500

General and administrative expenses – non-GAAP (4)	$16,000	-	$18,000	$61,000	-	$65,000

Depreciation, depletion and amortization	$52,500	-	$55,000	$198,000	-	$202,000

Costs per Mcfe (Mid-Point):
LOE and other (3)	$1.75		$1.61
Production and ad valorem taxes	0.56		0.74
Total operating expenses	$2.31		$2.35

General and administrative expenses – non-GAAP (4)	$0.83		$0.79

Depreciation, depletion and amortization	$2.62		$2.52

Targets (Mid-Point) (in thousands):
Adjusted EBITDA (5)	$119,500		$539,500
Interest expense, cash (6)	(26,000)		(98,000)
Maintenance capital expenditures	(24,000)		(91,250)
Distributable cash flow	$69,500		$350,250

Distributable cash flow per unit (7)	$0.60		$3.04
Distribution per unit (7) (8)	$0.63		$2.52
Distribution coverage ratio (7) (8)	0.96	x	1.21	x

Weighted Average NYMEX Differentials:
Gas (MMBtu) (9)	$(1.05)	-	$(0.65)	$(1.20)	-	$(0.80)
Oil (Bbl)	$(9.00)	-	$(5.00)	$(9.00)	-	$(6.00)
NGL realization on crude oil price (%)	55%	-	60%	60%

Unhedged Commodity Price Assumptions:	Oct	Nov	Dec	Q4 Average
Gas (MMBtu)	$7.47	$6.47	$6.50	$6.81
Oil (Bbl)	$76.81	$65.00	$65.00	$68.94

 Notes to Guidance Table:

(1)
For accounting reporting requirements, Linn Energy will present Appalachian Basin operations in discontinued operations for the entire fiscal year 2008.  Accordingly, guidance for FY 2008E excludes first quarter results from the Appalachian Basin and reflects the Company’s historical and projected results on a continuing operations basis.  The following items for FY 2008E guidance have been adjusted to remove effects of Appalachian Basin operations for the full year:  production, other revenues, operating expenses, general and administrative expenses, adjusted EBITDA, interest expense, maintenance capital expenditures, distributable cash flow and commodity pricing differentials.

(2)	Includes other revenues and margin on natural gas marketing activities.

(3)	Includes accretion on asset retirement obligation, which represents a non-cash charge.

Schedule 7 – Continued
Linn Energy, LLC
Guidance Table (Continuing Operations)

(4)	Excludes unit-based compensation, which represents a non-cash charge based on equity-related compensation.

(5)	Includes effects of the Company’s hedge positions, cash flow adjustments from acquisition and divestiture activities and other expenses.

(6)	Includes accrued interest expense on the Company’s outstanding senior notes.

(7)	Assumes 115.2 million units outstanding.

(8)	Based on current quarterly distribution of $0.63 per unit, or $2.52 per unit on an annualized basis.

(9)	Includes effects of basis swaps associated with gas production in the Mid-Continent.

Schedule 8
Linn Energy, LLC
Guidance Table – Commodity Hedge Summary

Q4 2008E	FY 2008E

Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMMBtu)	9,936	38,256
Average Price ($/MMBtu)	$8.68	$8.61
Puts:
Hedged Volume (MMMBtu)	1,766	8,621
Average Price ($/MMBtu)	$8.07	$8.20
PEPL Puts: (1)
Hedged Volume (MMMBtu)	964	3,854
Average Price ($/MMBtu)	$7.85	$7.85
Total:
Hedged Volume (MMMBtu)	12,666	50,731
Average Price ($/MMBtu)	$8.53	$8.48

Oil Positions:
Fixed Price Swaps:
Hedged Volume (MBbls)	688	2,506
Average Price ($/Bbl)	$82.11	$81.74
Puts: (2)
Hedged Volume (MBbls)	467	1,800
Average Price ($/Bbl)	$73.34	$72.39
Total:
Hedged Volume (MBbls)	1,155	4,306
Average Price ($/Bbl)	$78.57	$77.83

Gas Basis Differential Positions:
PEPL Basis Swaps: (3)
Hedged Volume (MMMBtu)	10,936	38,046
Hedged Differential ($/MMBtu)	$(0.96)	$(0.95)

Notes to Hedge Summary:

Includes positions covering production for all months within periods specified.

(1)	Settle on the PEPL spot price of gas to hedge basis differential associated with gas production in the Mid-Continent region.

(2)	The Company uses oil puts to hedge oil production and NGL revenues.

(3)	Represents a swap of the basis between NYMEX and PEPL spot price of gas for the volumes hedged.

Schedule 9
Linn Energy, LLC
Commodity Hedge Portfolio

The following table shows the Company’s annual commodity derivative positions, at October 31, 2008, for each of the years ending December 31, 2008 through December 31, 2014.

	Year 2008		Year 2009	Year 2010	Year 2011	Year 2012		Year 2013		Year 2014
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMMBtu)		9,936	39,586	39,566	31,901		29,662		―		―
Average Price ($/MMBtu)		$8.68	$8.53	$8.20	$8.27		$8.46	$	―	$	―
Puts:
Hedged Volume (MMMBtu)		1,766	6,960	6,960	6,960		―		―		―
Average Price ($/MMBtu)		$8.07	$7.50	$7.50	$7.50	$	―	$	―	$	―
PEPL Puts: (1)
Hedged Volume (MMMBtu)		964	5,334	10,634	13,259		5,934		―		―
Average Price ($/MMBtu)		$7.85	$7.85	$7.85	$7.85		$7.85	$	―	$	―
Total:
Hedged Volume (MMMBtu)		12,666	51,880	57,160	52,120		35,596		―		―
Average Price ($/MMBtu)		$8.53	$8.32	$8.05	$8.06		$8.36	$	―	$	―

Oil Positions:
Fixed Price Swaps:
Hedged Volume (MBbls)		688	2,437	2,150	2,073		2,025		2,275		2,200
Average Price ($/Bbl)		$82.11	$90.00	$90.00	$84.22		$84.22		$84.22		$84.22
Puts: (2)
Hedged Volume (MBbls)		467	1,843	2,250	2,352		500		―		―
Average Price ($/Bbl)		$73.34	$120.00	$110.00	$69.11		$77.73	$	―	$	―
Collars:
Hedged Volume (MBbls)		―	250	250	276		348		―		―
Average Floor Price ($/Bbl)	$	―	$90.00	$90.00	$90.00		$90.00	$	―	$	―
Average Ceiling Price ($/Bbl)	$	―	$114.25	$112.00	$112.25		$112.35	$	―	$	―
Total:
Hedged Volume (MBbls)		1,155	4,530	4,650	4,701		2,873		2,275		2,200
Average Price ($/Bbl)		$78.57	$102.21	$99.68	$77.00		$83.79		$84.22		$84.22

Gas Basis Differential Positions:
PEPL Basis Swaps: (3)
Hedged Volume (MMMBtu)		10,936	46,916	43,166	35,541		34,066		31,700		―
Hedged Differential ($/MMBtu)		$(0.96)	$(0.97)	$(0.97)	$(0.96)		$(0.95)		$(1.01)	$	―

Notes to Hedge Portfolio:

(1)	Settle on the PEPL spot price of gas to hedge basis differential associated with gas production in the Mid-Continent region.

(2)	The Company uses oil puts to hedge oil production and NGL revenues.

(3)	Represents a swap of the basis between NYMEX and the PEPL spot price of gas for the volumes hedged.